UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: February 21, 2006
UROPLASTY, INC.
(Exact name of registrant as specified in charter)

000-20989 (Commission File No.)	41-1719250 (IRS Employer Identification No.)
Minnesota
(State or other jurisdiction of incorporation or organization)
2718 Summer Street NE
Minneapolis, Minnesota 55413-2820
(Address of principal executive offices)
612-378-1180
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name and Address)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 of the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Press Release

Item 1.01 Entry into a Material Definitive Agreement
On February 15, 2006, we entered into a new distribution agreement with CL Medical, which replaces and supersedes the manufacturing and distribution agreement dated September 2, 2004. The new distribution agreement appoints us as the exclusive distributor of the I-Stop sling in the United States, and obligates CL Medical to supply us with the product’s entire requirements, sterilized, packaged, labeled and ready for sale, all manufactured in accordance with FDA laws and regulations. The new distribution agreement is for six years, with our right to renew it for successive five-year terms. We have a specified minimum purchase requirement of $355,000 of units in the first 12-month period following January 1, 2006, increasing to approximately $2.6 million of units over a five-year period, subject to periodic adjustment based on the value of the euro. The purchase price is payable in euros. If we fail to reach our minimum purchase requirement in any 12-month period, CL Medical has the right to terminate our exclusive distribution rights in the United States.
Under the new distribution agreement, CL Medical has agreed to provide us with any improvements or modifications it makes to the I-Stop sling during the term of the agreement without additional charge. In addition, CL Medical has granted us a right of first refusal for exclusive distribution rights in the United States to any new medical devices or procedures it develops during the term of the agreement. We have agreed that during, and for one year after, the term of our agreement, we will not manufacture our own, or market any other party’s tension-free vaginal tape product for the treatment of female stress urinary incontinence. If for any reason CL Medical is prohibited from exporting the I-Stop sling into the United States, CL Medical is required to supply us the components necessary to manufacture, package and label the I-Stop sling in the United States market.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Exhibit No.	Description
99.1	Press Release of Uroplasty, Inc. dated February 20, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: February 21, 2006

UROPLASTY, INC.
By:	/s/ Mahedi A. Jiwani
Mahedi A. Jiwani
Vice President, Chief Financial Officer and Treasurer